EnerSys Announces Retirement of Michael T. Philion as Executive Vice President Finance and Chief Financial Officer

Reading, PA, USA, November 24, 2009 - EnerSys (NYSE: ENS) the world's largest manufacturer, marketer and distributor of industrial batteries announced that Michael T. Philion, executive vice president of finance and chief financial officer, has elected to retire from EnerSys effective November 23, 2009.

Michael J. Schmidtlein, EnerSys' vice president and corporate controller, will serve as chief financial officer on an interim basis while an internal and external search is conducted. Mr. Schmidtlein joined EnerSys in 1995 and has served as the Company's chief accounting officer since 2005. He is a certified public accountant and received his Bachelor of Science in accounting from the University of Missouri.

EDITOR'S NOTE: EnerSys, the world leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

For more information contact:

Richard Zuidema, Executive Vice President, EnerSys, 2366 Bernville Road, Reading, PA, 19605, USA, Tel: 800-538-3627

Website: http://www.enersys.com